SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 12, 2005

ALLIANCE IMAGING, INC.

(Exact Name of Registrant as Specified in Charter)

DELAWARE	1-16609	33-0239910
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1900 S. State College Blvd., Suite 600

Anaheim, CA 92806

(Address of principal executive offices, including zip code)

(714) 688-7100

(Registrant’s telephone number, including area code)

Not Applicable

(Former address of principal executive offices)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a – 12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5:  Corporate Governance and Management

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

(b)  Effective September 12, 2005 Adam H. Clammer resigned from the Alliance Imaging, Inc. (the “Company”) Board of Directors.  The resignation of Mr. Clammer from the Company’s Board of Directors did not involve any disagreement with the Company.

(d)  Effective September 12, 2005 the Board of Directors appointed Kenneth W. Freeman as a Class I director to fill the vacancy created by the resignation of Mr. Clammer. Mr. Freeman, 55, is a managing director of Kohlberg Kravis Roberts & Co. L.P., or KKR, an investment firm, where he has held such position since May 2005.  Prior to joining KKR, Mr. Freeman served as Chairman and CEO of Quest Diagnostics Incorporated from its inception in January 1997 through May 2004. Mr. Freeman retired from his role as Chairman of the Board of Directors in December 2004. Between 1995 and 1997, Mr. Freeman served as CEO of Corning Clinical Laboratories, the predecessor company to Quest Diagnostics.  Prior to 1995, Mr. Freeman served in a variety of financial and general management positions at Corning Incorporated, which he joined in 1972. Mr. Freeman is not expected to be appointed to any Board committees at this time.

An affiliate of KKR holds a majority to the Company’s outstanding common stock and pursuant to a previously disclosed and filed management agreement KKR receives $650,000 per annum in management fees from the Company. As a non-employee director, Mr. Freeman will be entitled to received from the Company an annual fee of $25,000 and reimbursement of travel expenses. Mr. Freeman will be entitled to participate in the Company’s Directors’ Deferred Compensation Plan and defer his annual fees into a stock account and converted quarterly into phantom shares.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 15, 2005		/s/ Russell D. Phillips, Jr.
	Name:	Russell D. Phillips, Jr.
	Title:	Executive Vice President
and General Counsel